Exhibit 99.1

News Release: FOR IMMEDIATE RELEASE

For additional information, contact:

Brian Cooper

Chief Financial Officer

Westell Technologies, Inc.

630.375.4740 BCooper@westell.com

Westell Technologies Fiscal 2012 Fourth Quarter Highlights

•

Fiscal 2012 fourth quarter net loss was $2.4 million, or a net loss of $0.04 per share, compared to net income of $55.6 million, or $0.79 per share, in the fiscal 2011 fourth quarter. Fiscal 2011 included a $53.2 million tax benefit in the fourth quarter.

•

On a non-GAAP basis, fiscal 2012 fourth quarter net loss was $0.5 million, or a net loss of $0.01 per share, compared to non-GAAP net income of $2.5 million, or $0.03 per share in the prior-year quarter.

•	Fiscal 2012 fourth quarter revenue totaled $11.3 million, compared to $38.5 million in the prior-year fourth quarter. The decline primarily reflects the CNS sale transaction in fiscal 2012.

•

Fiscal 2012 fourth quarter revenue for the Westell division (formerly OSP) was $10.7 million, compared to $15.2 million in the prior-year fourth quarter. Division revenue for the fiscal 2012 fourth quarter increased 40% sequentially, compared to $7.7 million in the fiscal 2012 third quarter.

•	Cash and short-term investments were $142.7 million as of March 31, 2012, or approximately $2.18 per diluted share, an increase of $55.8 million during the fiscal year.

•	The Company repurchased 2.1 million shares at a cost of $4.8 million during the fiscal fourth quarter.

Westell Technologies Reports Fourth Quarter and Full Year Results

Revenue of $11.3 million, GAAP EPS loss of $0.04, non-GAAP EPS loss of $0.01 in the quarter

AURORA, IL, May 16, 2012 – Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of telecommunications equipment for wireline, wireless and home networks, today announced results for its fiscal fourth quarter and year ended March 31, 2012. Results reflect the sale in the fiscal 2012 first quarter of certain assets of the Customer Networking Solutions (CNS) division. Results also reflect the sale in the fiscal 2012 third quarter of the Conference Plus (CP) division, which is included in discontinued operations.

Consolidated revenue from continuing operations for the quarter was $11.3 million, down 71% compared to $38.5 million in the fiscal fourth quarter of the prior year. Consolidated revenue from continuing operations for the 2012 fiscal year was $69.7 million, down 53% compared to $147.8 million in the prior year. Revenue from the CP division is excluded from continuing operations. The declines resulted primarily from the CNS sale transaction.

Net loss in accordance with U.S. Generally Accepted Accounting Principles (GAAP) for the fiscal 2012 fourth quarter was $2.4 million, or a net loss of $0.04 per share, compared to net income of $55.6 million, or $0.79 per share, in the fourth quarter of the prior year. Fiscal 2012 results reflect tax adjustments, including adjustments to the valuation allowance against deferred tax assets. Prior year results include a tax benefit of $53.2 million for the release of valuation allowance against deferred tax assets.

Adjusting for the CNS and CP sales transactions, the Company’s statutory tax rate and other factors, non-GAAP net loss for the fiscal 2012 fourth quarter was $0.5 million, or $0.01 per share, compared to non-GAAP net income of $2.5 million, or $0.03 per share in the fourth quarter of the prior year.

Net income for the 2012 fiscal year was $42.0 million, or $0.62 per share, compared to net income of $67.9 million, or $0.98 per share, in the prior year. Fiscal 2012 net income includes after-tax gains of $19.0 million and $20.5 million from the CNS and CP sale transactions, respectively. Fiscal 2011 results include release of a $53.2 million valuation allowance against deferred tax assets. Non-GAAP net income for the 2012 fiscal year was $0.7 million, or $0.01 per share, compared to non-GAAP net income of $14.5 million, or $0.21 per share, in the prior year.

The Company repurchased 2.1 million shares at a cost of $4.8 million during the fiscal fourth quarter. Repurchases during the full fiscal year totaled 6.6 million shares at a cost of $17.4 million. As of March 31, 2012, there was $12.5 million remaining for share repurchases under the Company’s board authorization. Total cash and short-term investments at March 31, 2012 were $142.7 million.

“We benefited from a modest rebound in the markets for our core products,” said Chairman and CEO Rick Gilbert. “Compared with the fiscal third quarter, we saw marked improvement in fuse panels, custom systems integration and related enclosures. We also see promise for new products in areas like industrial Ethernet, components for distributed antenna systems, and cell-site optimization, and we remain focused on organic product development and acquisitions to drive growth in wireline and wireless markets.”

Fiscal Fourth Quarter Division Results

The Company renamed its OSPlant Systems division as the Westell division to help emphasize Westell’s focus on a broader array of products, including wireless products. Revenue for the Westell division was $10.7 million in the fiscal fourth quarter, down 29% compared to $15.2 million in the same quarter of the prior year, but up 40% compared to $7.7 million in the fiscal third quarter. Fiscal fourth quarter customer demand improved from the severely depressed levels in the fiscal third quarter, despite some customers continuing to work through inventories or otherwise curbing spending. Demand for mountings, enclosures, fuse panels and custom systems integration services improved during the fourth quarter. Sales of network interface units and similar products were up slightly but continue to be constrained by a technology shift from T1 to Ethernet.

Fiscal fourth quarter gross profit for the Westell division was $4.2 million, compared to $6.3 million in the same quarter of the prior year. Gross margins were 39.1%, compared to 41.8% in the prior-year quarter. The lower gross profit and gross margins reflected lower revenues, lower overhead absorption and changes in product mix. Operating expenses increased $0.7 million as a result of costs to develop new products, reallocation of shared costs following the CNS sale transaction, and a restructuring charge related to the consolidation of certain Canadian operations that commenced in February 2012. The division reported fiscal fourth quarter operating income of $0.3 million, compared to operating income of $3.2 million in the same quarter of the prior year.

The CNS division recorded revenues of $0.6 million in the fiscal fourth quarter, compared to $23.3 million in the same quarter of the prior year. During fiscal 2012, the division largely completed its wind-down of sales to its remaining customer following the CNS sale transaction. Product sales essentially have ceased, and remaining revenues relate primarily to software and services, which are also expected to cease during fiscal 2013.

CNS gross profit was $0.2 million, compared to $3.5 million in the prior-year quarter. Gross margin was 36.0% for the fiscal fourth quarter, up from 15.2% in the same quarter of the prior year. Operating expenses declined to $0.8 million for the quarter, compared to $4.2 million in the prior-year quarter. Ongoing expenses are focused on the HomecloudTM project. As a result, CNS posted an operating loss of $0.6 million in the quarter, compared to an operating loss of $0.7 million in the prior-year quarter.

On a consolidated basis, operating expenses for the fiscal fourth quarter include unallocated costs which totaled $1.0 million, compared to $1.2 million in the fourth quarter of the prior year.

Conference Call Information

Management will address financial and business results during Westell Technologies’ fiscal 2012 fourth quarter earnings conference call on Thursday, May 17, 2012, at 9:30 AM Eastern Time. Participants can register for the Westell Technologies conference by going to the URL: http://www.conferenceplus.com/westell.

Participants can quickly register online in advance of the conference. After registering, participants receive dial-in numbers, a passcode, and a personal identification number (PIN) that is used to uniquely identify their presence and automatically join them into the audio conference. If a participant does not wish to register, he or she can participate in the call on May 17 by dialing 888-206-4065 no later than 9:15 AM, Eastern Time and using confirmation number 32361342. International participants may dial 630-827-5974.

This press release regarding earnings and related information that may be discussed on the earnings conference call will be posted on the Investor News section of Westell’s website, http://www.westell.com. An archive of the entire conference call will be available on Westell’s website via Digital Audio Replay by approximately noon Eastern Time following the conclusion of the conference. The replay of the conference also can be accessed by dialing 888-843-7419 or 630-652-3042 and entering 9561 269#

About Westell

Westell Technologies, Inc., headquartered in Aurora, Illinois, designs, distributes, markets and services a broad range of carrier-class communications equipment, including digital transmission, remote monitoring, power distribution and demarcation products used by wireline and wireless telecommunications service providers, industrial customers, and home network users. Additional information can be obtained by visiting http://www.westell.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995:

Certain statements contained herein that are not historical facts or that contain the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “may”, “will”, “plan”, “should”, or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, product demand and market acceptance risks, need for financing and capital, economic weakness in the United States economy and telecommunications market, the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), the impact of competitive products or technologies, competitive pricing pressures, customer product selection decisions, product cost increases, component supply shortages, excess and obsolete inventory, new product development, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the ability to successfully consolidate and rationalize operations, the ability to successfully identify, acquire and integrate acquisitions, the effect of the Company’s accounting policies, retention of key personnel and other risks more fully described in the Company’s SEC filings, including the Company’s Form 10-K for the fiscal year ended March 31, 2011 under the section entitled Risk Factors. The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

Financial Tables to Follow:

Westell Technologies, Inc.

Condensed Consolidated Statement of Operations

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,		Twelve Months ended March 31,
	2012	2011	2012		2011
Revenue	$11,334	$38,452	$69,655		$147,849
Gross profit	4,407	9,885	23,257		41,552
Gross margin	38.9%	25.7%	33.4%		28.1%
Operating expenses:
Sales & marketing	1,388	2,579	6,496		10,813
Research & development	1,862	3,046	7,727		11,774
General & administrative	1,990	2,818 (1)	7,615		8,623 (2)
Restructuring (3)	275	—	550		—
Intangibles amortization	135	138	548		545

Total operating expenses	5,650	8,581	22,936		31,755

Operating income (loss) from continuing operations	(1,243)	1,304	321		9,797

Other income	130	8	31,985	(4)	29
Interest (expense)	—	(1)	—		(9)

Income (loss) from continuing operations before taxes	(1,113)	1,311	32,306		9,817

Income taxes (5)	(1,725)	52,860	(12,875)		53,304

Income (loss) from continuing operations	(2,838)	54,171	19,431		63,121

Income from discontinued operations, net of income tax	390	1,463	22,551	(6)	4,815

Net income (loss)	$(2,448)	$55,634	$41,982		$67,936

Basic earnings per share:
Income (loss) from continuing operations	$(0.04)	$0.79	$0.29		$0.93
Income from discontinued operations	$0.01	$0.02	$0.34		$0.07

Net income (loss)	$(0.04)	$0.81	$0.63		$1.00

Diluted earnings per share:
Income (loss) from continuing operations	$(0.04)	$0.77	$0.29		$0.91
Income from discontinued operations	$0.01	$0.02	$0.33		$0.07

Net income (loss)	$(0.04)	$0.79	$0.62		$0.98

Average number of common shares outstanding:
Basic	64,397	68,542	66,657		67,848
Diluted	65,528	70,446	67,979		69,477

(1)	Includes one-time costs of $0.5 million related to the sale of CNS business to NETGEAR and $0.5 million for the defense and settlement of a patent infringement claim.
(2)	Includes one-time costs of $0.5 million related to the sale of CNS business to NETGEAR and $0.8 million for the defense and settlement of a patent infringement claim.
(3)	Severance benefits for employee terminations related to the sale of CNS and the reorganization of Noran Tel.
(4)	Includes a pre-tax gain of $31.7 million ($19.0 million after tax) for the sale of CNS assets.
(5)	The Company released its valuation allowance on deferred tax assets in the fourth quarter of fiscal year 2011. Fiscal year 2012 therefore is fully tax affected.
(6)	Includes a pre-tax gain of $32.8 million ($20.5 million after tax) from the sale of ConferencePlus.

Westell Technologies, Inc.

Condensed Consolidated Balance Sheet

(Amounts in thousands)

(Unaudited)

	March 31,	March 31,
	2012	2011 (1)
Assets:
Cash and cash equivalents	$120,832	$86,408
Restricted cash	7,451	—
Short-term investments	14,455	490
Accounts receivable, net	5,710	24,252
Inventories	9,906	12,955
Prepaids and other current assets	1,456	3,156
Deferred income tax asset	1,859	18,700	(2)
Assets held-for-sale	—	4,781	(3)

Total current assets	161,669	150,742

Property and equipment, net	1,197	3,250
Goodwill	801	2,197
Intangibles, net	2,728	3,473
Deferred income taxes	30,740	41,467	(2)
Other Assets	291	258

Total assets	$197,426	$201,387

Liabilities and Stockholders’ Equity:
Accounts payable	$3,142	$23,664
Accrued liabilities	3,328	9,435
Liabilities held-for-sale	—	1,288	(3)

Total current liabilities	6,470	34,387
Other long-term liabilities	4,592	7,719

Total liabilities	11,062	42,106
Total stockholders’ equity	186,364	159,281

Total liabilities and stockholders’ equity	$197,426	$201,387

(1)	The ConferencePlus balances are included in the balance sheet presented as of March 31, 2011.
(2)	During the quarter ended June 30, 2011, the Company reclassified $13.7 million from long-term deferred income taxes to short-term deferred income taxes.
(3)	Assets and liabilities held-for-sale relate to the CNS sale that closed on April 15, 2011.

Westell Technologies, Inc.

Condensed Consolidated Statement of Cash Flows

(Amounts in thousands)

(Unaudited)

	Twelve months ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$41,982	$67,936
Reconciliation of net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,053	2,700
Stock-based compensation	1,205	1,021
Restructuring	1,217	—
Deferred taxes	15,214	(54,200)
Gain on sale of CNS assets	(31,654)	—
Gain on sale of ConferencePlus, net of tax	(20,489)	—
Gain on non-operating asset sale	(325)	—
Other, net	35	(50)
Changes in assets and liabilities:
Accounts receivable	12,396	(6,426)
Inventory	1,852	3,702
Accounts payable, accrued liabilities and deferred revenue	(29,180)	8,253
Prepaid and other assets	737	1,299

Net cash provided by (used in) operating activities	(4,957)	24,235

Cash flows from investing activities:
Purchases of property and equipment	(819)	(785)
Net purchases of short-term investments	(13,964)	(490)
Proceeds from sale of CNS assets	36,729	—
Proceeds from sale of ConferencePlus	40,331	—
Proceeds from sale of non-operating asset	325	—
Restricted cash	(7,451)	—

Net cash provided by (used in) investing activities	55,151	(1,275)

Cash flows from financing activities:
Proceeds from stock options exercised	1,684	2,616
Excess tax benefits from stock-based compensation	145	—
Payment for subsidiary stock options tendered	(117)	(36)
Purchase of treasury stock	(17,385)	(561)

Net cash provided by (used in) financing activities	(15,673)	2,019

Effect of exchange rate changes on cash	(97)	114

Net increase in cash	34,424	25,093
Cash and cash equivalents, beginning of period	86,408	61,315

Cash and cash equivalents, end of period	$120,832	$86,408

Westell Technologies, Inc.

Segment Statement of Operations

(Amounts in thousands)

(Unaudited)

	Three months ended March 31, 2012
	Westell	CNS	Unallocated	Total
Revenue	$10,709	$625	$—	$11,334
Gross profit	4,182	225	—	4,407
Gross margin	39.1%	36.0%		38.9%
Operating expenses:
Sales & marketing	1,376	12	—	1,388
Research & development	1,288	574	—	1,862
General & administrative	763	225	1,002	1,990
Restructuring	275	—	—	275
Intangibles amortization	134	1	—	135

Operating expenses (1)	3,836	812	1,002	5,650

Operating income (loss) from continuing operations	$346	$(587)	(1,002)	(1,243)

Other income			130	130
Interest (expense)			—	—

Income (loss) from continuing operations before taxes			(872)	(1,113)

Income taxes			(1,725)	(1,725)

Loss from continuing operations			$(2,597)	$(2,838)

Income from discontinued operations, net of income tax				390

Net income (loss)				$(2,448)

	Three months ended March 31, 2011
	Westell	CNS	Unallocated	Total
Revenue	$15,161	$23,291	$—	$38,452
Gross profit	6,343	3,542	—	9,885
Gross margin	41.8%	15.2%		25.7%
Operating expenses:
Sales & marketing	1,559	1,020	—	2,579
Research & development	978	2,068	—	3,046
General & administrative	478	1,134	1,206	2,818
Restructuring	—	—	—	—
Intangibles amortization	137	1	—	138

Operating expenses (2)	3,152	4,223	1,206	8,581

Operating income (loss) from continuing operations	$3,191	$(681)	(1,206)	1,304

Other income			8	8
Interest (expense)			(1)	(1)

Income (loss) from continuing operations before taxes			(1,199)	1,311

Income taxes			52,860	52,860

Income (loss) from continuing operations			$51,661	$54,171

Income from discontinued operations, net of income tax (3)				1,463

Net income				$55,634

(1)	Includes $0.3 million and $0.0 million of depreciation and amortization expense from the Westell and CNS segments, respectively.
(2)	Includes $0.2 million and $0.1 million of depreciation and amortization expense from the Westell and CNS segments, respectively.
(3)	Includes $0.4 million of depreciation and amortization expense from the discontinued CP segment.

Westell Technologies, Inc.

Segment Statement of Operations

(Amounts in thousands)

(Unaudited)

	Twelve months ended March 31, 2012
	Westell	CNS	Unallocated	Total
Revenue	$43,629	$26,026	$—	$69,655
Gross profit	17,272	5,985	—	23,257
Gross margin	39.6%	23.0%		33.4%

Operating expenses:
Sales & marketing	5,573	923	—	6,496
Research & development	5,117	2,610	—	7,727
General & administrative	2,834	976	3,805	7,615
Restructuring	275	275	—	550
Intangibles amortization	544	4	—	548

Operating expenses (1)	14,343	4,788	3,805	22,936

Operating income (loss) from continuing operations	$2,929	$1,197	(3,805)	321

Other income			31,985	31,985
Interest (expense)			—	—

Income from continuing operations before taxes			28,180	32,306

Income taxes			(12,875)	(12,875)

Income from continuing operations			$15,305	$19,431

Income from discontinued operations, net of income tax (2)				22,551

Net income				$41,982

	Twelve months ended March 31, 2011
	Westell	CNS	Unallocated	Total
Revenue	$58,770	$89,079	$—	$147,849
Gross profit	25,667	15,885	—	41,552
Gross margin	43.7%	17.8%		28.1%
Operating expenses:
Sales & marketing	5,922	4,891	—	10,813
Research & development	3,825	7,949	—	11,774
General & administrative	2,023	3,365	3,235	8,623
Restructuring	—	—	—	—
Intangibles amortization	540	5	—	545

Operating expenses (3)	12,310	16,210	3,235	31,755

Operating income (loss) from continuing operations	$13,357	$(325)	(3,235)	9,797

Other income			29	29
Interest (expense)			(9)	(9)

Income (loss) from continuing operations before taxes			(3,215)	9,817

Income taxes			53,304	53,304

Income (loss) from continuing operations			$50,089	$63,121

Income from discontinued operations, net of income tax (4)				4,815

Net income				$67,936

(1)	Includes $1.0 million and $0.1 million of depreciation and amortization expense from the Westell and CNS segments, respectively.
(2)	Includes $1.0 million of depreciation and amortization expense from the discontinued CP segment.
(3)	Includes $0.8 million and $0.4 million of depreciation and amortization expense from the Westell and CNS segments, respectively.
(4)	Includes $1.5 million of depreciation and amortization expense from the discontinued CP segment.

Westell Technologies, Inc.

Reconciliation of GAAP to non-GAAP Financial Measures

(Amounts in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,		Twelve Months ended March 31,
	2012	2011	2012	2011
GAAP net income (loss)	$(2,448)	$55,634	$41,982	$67,936
Adjustments:
CNS sale, net of tax (1)	201	298	(18,763)	326
CNS patent infringement claim costs, net of tax (2)	—	338	—	506
Restructuring related to Noran Tel, net of tax	168	—	168	—
Income from discontinued operations, net of income tax	(390)	(1,463)	(22,551)	(4,815)
Income taxes (3)	1,958	(52,349)	(140)	(49,475)

Total adjustments	1,937	(53,176)	(41,286)	(53,458)

Non-GAAP net income (loss)	$(511)	$2,458	$696	$14,478

GAAP net income (loss) per common share:
Basic	$(0.04)	$0.81	$0.63	$1.00
Diluted	$(0.04)	$0.79	$0.62	$0.98

Non-GAAP net income (loss) per common share:
Basic	$(0.01)	$0.04	$0.01	$0.21
Diluted	$(0.01)	$0.03	$0.01	$0.21

Average number of common shares outstanding:
Basic	64,397	68,542	66,657	67,848
Diluted	65,528	70,446	67,979	69,477

The Company conforms to U.S. Generally Accepted Accounting Principles (GAAP) in the preparation of its financial statements. This schedule reconciles the Company's GAAP net income to adjusted net income on a non-GAAP basis. The Company believes that these non-GAAP results provide meaningful supplemental information to investors that are indicative of the Company's core performance and that they facilitate comparison of results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results. These non-GAAP measures should not be viewed as a substitute for the Company's GAAP results.

(1)	On March 17, 2011, the Company entered into a definitive agreement to sell certain assets and transfer certain liabilities of the CNS segment to NETGEAR, Inc. This transaction closed on April 15, 2011. The adjustments remove this benefit, other related costs and associated tax impacts.
(2)	This amount is for the defense and settlement of a patent infringement claim in the CNS segment.
(3)	Adjustment to normalize income taxes at the Company's statutory income tax rate, which excludes the effects of non-statutory items. The fiscal 2012 annual tax rate of 39% has been applied to all periods presented.